Exhibit 99.2

<<Audience>> UHS Domain Users

<<Title>> UHS Announces Acquisition Agreement with PRI Medical

<<Body>>

Team,

As part of our 2011 objective of creating “a greater UHS”, I’m pleased to announce today that we have signed an agreement to acquire PRI Medical Technologies, Inc. (“PRI Medical”), a leading provider of surgical equipment and laser technology solutions.  The transaction will take the form of a cash purchase by UHS of 100% of the shares of PRI Medical’s holding company, Emergent Group Inc.

I believe that PRI Medical is an excellent strategic addition to UHS, and that this transaction will allow us to broaden our relationship with hospitals, surgery centers, physicians and other clinicians.  PRI Medical’s people, process and technology approach will integrate seamlessly into UHS and allow us to create more solutions for our customers and more opportunities for our employees.

To learn more about this exciting development and PRI Medical, please view this Brainshark module >> http://www.brainshark.com/uhs/PRI_Medical_Teams_Up_with_UHS

Expect more communication about this transaction in the future.  In the mean time, let us know if you have any questions by filling out the question slide in the Brainshark module above.

Gary D. Blackford

Chairman and CEO

Universal Hospital Services, Inc.

7700 France Avenue South

Edina, MN  55435

Email:  gary@uhs.com

Direct:  952-893-3261

Mobile:  612-812-5379

IMPORTANT INFORMATION AND WHERE TO FIND IT

This email is not an offer to purchase or a solicitation of an offer to sell any securities of Emergent Group Inc. (“Emergent Group”).  The planned tender offer by Universal Hospital Services, Inc. (“UHS”) for all of the outstanding shares of the common stock of Emergent Group has not yet been commenced.  Upon commencement of the tender offer, UHS will mail to Emergent Group stockholders an offer to purchase and related materials and Emergent Group will mail to Emergent Group stockholders a solicitation/recommendation statement with respect to the tender offer.  UHS will file its offer to purchase with the Securities and Exchange Commission (the “SEC”) on Schedule TO and Emergent Group will file its solicitation/recommendation statement with the SEC on Schedule 14D-9.  Emergent Group stockholders are urged to read these materials carefully when they become available since they will contain important information, including the terms and conditions of the offer.  Emergent Group stockholders may obtain a free copy of these materials (when available) and other documents filed by UHS or Emergent Group with the SEC at the website maintained by the SEC at www.sec.gov.  The offer to purchase and related materials, the solicitation/recommendation statement, the Schedule TO, and the Schedule 14D-9 may also be obtained (when available) for free by contacting the information agent for the tender offer (when one is selected).

Forward-Looking Statements

This email contains forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market, regulatory and other factors, including the risk that the transaction may not be consummated; the risk that regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated; the risk that Emergent Group and PRI Medical may not be integrated successfully into UHS; and the risk that the revenue opportunities, cost savings and other anticipated synergies from the transaction may not be fully realized or may take longer to realize than expected. More detailed information about these factors is contained in UHS’ filings with the Securities and Exchange Commission. UHS undertakes no duty to update forward-looking statements.